NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS FOURTH QUARTER EARNINGS

Philadelphia, PA, January 18, 2008 – Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported fourth quarter 2007 earnings of $1.6 million or $.15 per diluted share, compared to $2.5 million or $.23* per diluted share for the same quarter in 2006.  Average loans outstanding increased 7% in fourth quarter 2007 compared to fourth quarter 2006.

The $.08 per share reduction in earnings in fourth quarter 2007 compared to fourth quarter 2006 primarily reflected the $.06 per share reduction from lower rates on variable rate loans due to rate reductions in 2007 totaling 100 basis points, a $.02 per share reduction due to the carrying costs of the Company’s existing non-performing loans, and $.01 per share due to an increase in reserves for loan losses.  This factor was partially offset by a favorable $.01 per share from loan growth.

For fourth quarter 2007, interest income decreased $676,000 to $16.4 million from $17.1 million for fourth quarter 2006. The decrease was due primarily to the reduction of interest income from rate reductions on variable rate loans as a result of actions taken by the Federal Reserve and the increase in non-performing loans, partially offset by the increase in average loans outstanding.

For fourth quarter 2007, interest expense increased $408,000 to $9.2 million from $8.8 million for fourth quarter 2006.  The increase was due primarily to additional funding for loan growth.  The rate on total interest bearing deposits increased 4 basis points to 4.56% in fourth quarter 2007 compared to 4.52% for the same period in 2006.  The rate on total interest bearing liabilities decreased 3 basis points to 4.62% in fourth quarter 2007 compared to 4.65% for the same period in 2006 as the cost of overnight borrowings decreased as a result of the actions taken by the Federal Reserve.

Net interest income for fourth quarter 2007 of $7.2 million was $1.1 million less than the fourth quarter of 2006 as a result of the above factors. Fourth quarter net interest margin was 3.08% compared to the 3.71% recorded in the fourth quarter of 2006. The reduction was due primarily to the 74 basis point decrease in the rate on total loans due to lower returns on variable rate loans and the increase in non-performing loans from $6.9 million at December 31, 2006 to $22.3 million at December 31, 2007.

The Company has historically resolved problem loans with nominal loss.  Non-performing assets increased $0.5 million, or only 1.9%, from $25.5 million at September 30, 2007 to $26.0 million at December 31, 2007.  With the $.01 per share increase in the provision for loan losses, the Company has maintained an allowance for loan losses to total loans ratio of 1.04%.  Management believes the loan loss reserve is adequate at current levels based upon charge-off history and monthly analysis of problem loans.

Harry D. Madonna, Chairman and Chief Executive Officer, stated, “Our fourth quarter earnings were hurt by the decrease in interest income from variable rate loans caused by the reductions in rates by the Federal Reserve Board, continuing high cost of deposits despite the Federal Reserve Board’s actions and assets which became non-performing earlier this year.  We anticipate that our earnings will increase as the cost of deposits declines as the year progresses.  We also anticipate that we will be able to sell a large portion of our non-performing loans or collateral securing those loans by the end of the second quarter.  We have also developed a number of fee based products which should increase our income in 2008.”

Total shareholders’ equity stood at $80.1 million with a book value per share of $7.76 at December 31, 2007, based on outstanding common shares of approximately 10.3 million.  The Company continues to be well capitalized.

 Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

*  Prior year earnings per share amounts were restated to reflect the 10% stock dividend paid April 17, 2007.

Attachment #1

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
Three Months Ended				Twelve Months Ended
December 31				December 31
	2007	2006		2007	2006

Net Interest Income	$7,160	$8,244		$30,039	$34,066
Provision for Loan Losses	165	(10)		1,590	1,364
Non-interest Income	918	807		3,073	3,640
Non-interest Expenses	5,598	5,351		21,364	21,017
Provision for income taxes	738	1,225		3,273	5,207
Net Income	$1,577	$2,485		$6,885	$10,118

Diluted EPS	$0.15	$0.23	(1)	$0.65	$0.95	(1)

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	December 31,	December 31,
	2007	2006

Federal Funds Sold and Other Interest Bearing Cash	$62,229	$63,673
Investment Securities	90,299	109,176
Commercial and Other Loans	821,549	792,060
Allowance for Loan Losses	(8,508)	(8,058)
Other Assets	52,914	51,973

Total Assets	$1,018,483	$1,008,824

Liabilities and Shareholders' Equity:
Transaction Accounts	$357,920	$385,950
Time Deposit Accounts	422,935	368,823
FHLB Advances and Trust Preferred Securities	144,774	165,909
Other Liabilities	12,734	13,408
Shareholders' Equity	80,120	74,734
Total Liabilities and Shareholders' Equity	$1,018,483	$1,008,824

(1) Prior year earnings per share has been restated for the 10% stock dividend paid April 17, 2007.

Attachment #2

Republic First Bancorp, Inc.
December 31, 2007
(unaudited)

	At or For the			At or For the
	Three Months Ended			Twele Months Ended
	December 31,	December 31,		December 31,	December 31,
Financial Data:	2007	2006		2007	2006

Return on average assets	0.65%	1.07%		0.71%	1.19%

Return on average equity	7.88%	13.43%		8.86%	14.59%

Share information:

Book value per share	$7.76	$7.16	(1)	$7.76	$7.16	(1)

Actual shares outstanding at period end, net of
treasury shares (416,311 and 275,611 shares, respectively)	10,321,000	10,445,000	(1)	10,321,000	10,445,000	(1)

Average diluted shares outstanding	10,557,000	10,719,000	(1)	10,662,000	10,698,000	(1)

(1) Prior year share information has been restated for the 10% stock dividend payable April 17, 2007.

Attachment #3

Republic First Bancorp, Inc.
December 31, 2007
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	December 31,	September 30,	December 31,
	2007	2007	2006

Non-accrual and loans accruing,
but past due 90 days or more	$22,280	$25,435	$6,916

Restructured loans	-	-	-

Total non-performing loans	22,280	25,435	6,916

Other real estate owned	3,681	42	572

Total non-performing assets	$25,961	$25,477	$7,488

	Twelve Months	Nine Months	Twelve Months
	Ended	Ended	Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Allowance for Loan Losses
Balance at beginning of period	$8,058	$8,058	$7,617
Charge-offs:
Commercial and construction	1,503	1,028	601
Tax refund loans	-	-	1,286
Consumer	3	2	-
Total charge-offs	1,506	1,030	1,887
Recoveries:
Commercial and construction	81	81	37
Tax refund loans	283	256	927
Consumer	2	1	-
Total recoveries	366	338	964
Net charge-offs	1,140	692	923
Provision for loan losses	1,590	1,425	1,364
Balance at end of period	$8,508	$8,791	$8,058

Non-performing loans as
a percentage of total loans	2.71%	3.02%	0.87%

Nonperforming assets as
a percentage of total assets	2.55%	2.45%	0.74%

Allowance for loan losses
to total loans	1.04%	1.04%	1.02%

Allowance for loan losses
to total non-performing loans	38.19%	34.56%	116.51%

Attachment #4

Republic First Bancorp, Inc.
December 31, 2007
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	December 31, 2007			December 31, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$823,751	$15,018	7.23%	$770,473	$15,481	7.97%

Investment securities	87,240	1,244	5.70	83,524	1,209	5.79

Federal funds sold	12,439	143	4.56	28,390	391	5.46

Total interest-earning assets	923,430	16,405	7.05	882,387	17,081	7.68

Other assets	42,437			37,410

Total assets	$965,867	$16,405		$919,797	$17,081

Interest-bearing liabilities:

Interest-bearing deposits	$679,640	$7,818	4.56%	$658,955	$7,502	4.52%

Borrowed funds	115,121	1,427	4.92	94,561	1,335	5.60

Interest-bearing liabilities	794,761	9,245	4.62	753,516	8,837	4.65

Non-interest and
interest-bearing funding	873,813	9,245	4.20	833,141	8,837	4.21

Other liabilities:	12,628			13,263

Total liabilities	886,441			846,404

Shareholders' equity	79,426			73,393

Total liabilities &
shareholders' equity	$965,867			$919,797

Net interest income		$7,160			$8,244

Net interest margin			3.08%			3.71%

Attachment #5

Republic First Bancorp, Inc.
December 31, 2007
(Dollars in thousands )
(unaudited)
		Year-to-Date
		Average Balance Sheet

	Twelve months ended			Twelve months ended
	December 31, 2007			December 31, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$820,380	$62,184	7.58%	$728,754	$58,254	7.99%

Investment securities	95,715	5,476	5.72	57,163	3,282	5.74

Federal funds sold	13,923	686	4.93	25,884	1,291	4.99

Total interest-earning assets	930,018	68,346	7.35	811,801	62,827	7.74

Other assets	39,888			36,985

Total assets	$969,906	$68,346		$848,786	$62,827

Interest-bearing liabilities:

Interest-bearing deposits	$666,676	$31,186	4.68%	$597,637	$23,783	3.98%

Borrowed funds	133,122	7,121	5.35	88,609	4,896	5.53

Interest-bearing liabilities	799,798	38,307	4.79	686,246	28,679	4.18

Non-interest and
interest-bearing funding	878,439	38,307	4.36	768,479	28,679	3.73

Other liabilities:	13,760			10,981

Total liabilities	892,199			779,460

Shareholders' equity	77,707			69,326

Total liabilities &
shareholders' equity	$969,906			$848,786

Net interest income		$30,039			$34,148

Net interest margin			3.23%			4.20%